ecoTECH Energy Group

             ecoTECH Energy Group, Inc. Awarded $36 Million Contract
                          from HosMedEx S.A. of Ecuador

         ecoTECH to Provide 6 proprietary Garbage to Concrete Processing
                   Systems (Gar-Crete) to 6 cities in Ecuador

September 28, 2011- ecoTECH Energy Group, Inc (OTCBB: ECTH), headquartered in Seattle, WA, is pleased to announce that it has been awarded a USD$36 million contract for its proprietary Garbage to Concrete (Gar-Crete) processing systems to Hospital Medical Express of Ecuador (HosMedEx S.A.). Under terms of the contract, ecoTech will provide HosMedEx S.A. six Gar-Crete systems for use in 6 regions across Ecuador. ecoTECH will recieve USD$6 million for each system delivered and will receive an initial deposit from HosMedEx of USD$6 million. ecoTECH's Gar-Crete system is designed to convert trash into reusable concrete for industrial products such as culverts, pipes and barriers and is used where infrastructure is uneconomic or unavailable. The product of the combined systems is pozzolanic ash for high strength, low mass cast concrete products manufacture. The ecoPHASER MkV unit in this system is the tried and proven ramjet burner in this application.

The Gar-Crete garbage to cement ash system can produce 4 - 40 tons per hour, depending on residual MSW content and the energy content of the fuel mix into the ecoPHASER sublimation reactor section. The system can be paired with large or small cement mixing systems. Due to the action of the tumble kiln, the ash is produced and kept below its natural fusion temperature, which will vary according to the kiln feed mixture. Ash from the sublimation reactor is augured to the inlet conveyor of the kiln, to become part of the ash yield. A separate exhaust feed pipe is used to convey carbon dioxide - rich flue gas to the casting moulds for the hardened cement.

About Hospital Medical Express (HosMedEx) S.A.
Hospital Medical Express (HosMedEx) S.A., located in Solano, Ecuador and California are importers of instruments and appliances used in medical, surgical and dental or veterinary sciences. The Company also exports live horses, asses, mules and other pure-bred breeding animals.

About ecoTech Energy Group, Inc.
ecoTECH Energy Group, Inc. is a development-stage renewable energy company which plans to manufacture biomass-fueled power stations that produce renewable and sustainable "green" energy products. ecoTECH specializes in the development and operations of thermal, 24/7, "firm" electricity supply from "zero-carbon-footprint" power stations which utilize proprietary ecoTECH technologies that have been continuously improved and refined over the past 30 years. ecoTECH intends to build five Combined Heat and Power Stations across North America during the next five to seven years. More information about the Company may be found at www.ecotechenergygroup.com.



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Notice regarding forward-looking statements
This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding our future financial performance or results of operations, including expected revenue growth. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise after the date of this press release. Additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements can be found in the reports that we have filed with the Securities and Exchange Commission.


Contact:

ecoTech Energy Group, Inc.
Investor Relations Ph: (213) 254-2440
email: ir@ecotechenergygroup.com